COMPANY CONTACT: Doug Atkinson Manager – Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SWIFT ENERGY ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2014 RESULTS
HOUSTON, February 26, 2015 – Swift Energy Company (NYSE: SFY) reported today its 2014 year-end and fourth quarter financial and operating results.
Key 2014 Highlights

•	RECORD ANNUAL PRODUCTION OF 12.39 MMBOE

•	INCREASED EAGLE FORD ANNUAL PRODUCTION 32%

•	FOUR NEW FASKEN WELLS WITH AVERAGE IP OF 20.8 MMCF/D

•	INCREASED INDIVIDUAL FASKEN WELL RESERVES BY 20% TO 12 BCF BASED ON WELL PERFORMANCE HISTORY

•	TWO NEW AWP BRACKEN WELLS WITH AVERAGE IP OF 5,280 BOE/D, 31% LIQUIDS

•	ACQUIRED RIGHTS TO 24,000 ACRES OF ADDITIONAL HIGH QUALITY, CONTIGUOUS EAGLE FORD GAS LEASEHOLD

•	TARGETING REDUCTIONS OF 15-30% IN VARIOUS 2015 CAPITAL, OPERATING, AND ADMINISTRATIVE COST ITEMS
“Despite the challenging commodity price environment during the last quarter of 2014, Swift finished the year on a strong note, achieving record annual production of 12.39 MMBoe. We continued to refine and develop our drilling and completions process in the Eagle Ford as demonstrated by our latest two Bracken wells in the AWP Field, each of which had initial average production that exceeded five thousand barrels of oil equivalent per day. Our results at Fasken and now at AWP clearly demonstrate how our current generation of drilling and completion design is transferable and provides for a competitive technical advantage as we improve field performance,” commented Terry Swift, CEO of Swift Energy.

“Strategically, our focus in 2015 is to improve our balance sheet and liquidity, and we have already made significant strides in reducing our cost structure. We recently carried out a work force and administrative cost reduction initiative that is aligned with proposed spending levels in this lower commodity price environment, projected to yield annual savings of approximately $15-$20 million. We are also in negotiations with all of our primary suppliers and service companies to reduce various capital and operating cost items and anticipate achieving between 15-30% of cost reductions in numerous areas.
“By focusing our operations in Fasken and our AWP areas in 2015, we will continue to drill projects that provide attractive rates of return at current prices and reduce our development costs by taking advantage of existing infrastructure and operating personnel. These initiatives should place us in an excellent position to weather the current downturn and to efficiently accelerate and take advantage of market opportunities when commodity prices recover.”
Fourth Quarter and Full-Year 2014 Results
Swift Energy’s full year 2014 production was 12.39 MMBoe, an increase of 5% compared to 2013 production of 11.75 MMBoe. Production for the fourth quarter 2014 of 3.00 MMBoe was roughly flat with third quarter 2014 levels and decreased 3% compared to fourth quarter 2013 production of 3.09 MMBoe.
Full year production in the Eagle Ford, where approximately 85% of 2014 capital spending was directed, was 8.39 MMBoe, an increase of 32% from 2013 production of 6.36 MMBoe.
Terry Swift noted, “Excluding the impact from our sale in Fasken to Saka Energi, Eagle Ford production would have increased 46% year-to-year. Even after this sale of production volumes, we achieved a corporate wide year end net exit rate of approximately 38,000 Boe/d.”
Swift Energy reported an adjusted net loss for the fourth quarter of 2014 of $10.9 million, or $0.25 per diluted share, which excludes the non-cash ceiling test write-down of its oil and gas properties of $445.4 million (a pre-tax and non-GAAP measure – see page 9 for reconciliation to the GAAP measure). This compares to adjusted net income of $4.7 million, or $0.11 per diluted share earned in the same quarter in 2013.
The GAAP net loss for the fourth quarter 2014 was $298.2 million, or $6.80 per diluted share. This compares to GAAP net loss of $25.4 million, or $0.58 per diluted share earned in the same quarter in 2013, which also had a non-cash ceiling write-down.
The GAAP net loss for the full year 2014 is $283.4 million, or $6.47 per diluted share. This compares to a GAAP net loss of $2.4 million, or $0.06 per diluted share for the full year 2013.
Cash flow before working capital changes (a non-GAAP measure - see page 9 for reconciliation to the GAAP measure) for the full year 2014 of $283.3 million decreased 9% compared to $310.8 million for the full year 2013. Fourth quarter 2014 cash flow before working capital changes (a non-GAAP measure - see page 9 for reconciliation to the GAAP measure) of $44.6 million decreased 41% compared to $76.0 million of adjusted cash flow for the fourth quarter of 2013.
Total revenues for the fourth quarter of 2014 of $110.5 million decreased 23% from the $143.1 million of revenues generated in the fourth quarter of 2013. This decrease is primarily attributable to lower oil and NGL prices, coupled with slightly lower overall production volumes.

Depreciation, depletion and amortization expense (“DD&A”) of $22.17 per barrel of oil equivalent (“Boe”) in the fourth quarter of 2014 increased 5% from $21.11 per Boe from the comparable period in 2013, primarily due to lower production.
The non-cash oil and gas property ceiling test write-down of $445.4 million was the result of the decline in the Company’s year-end 2014 SEC reserves value, as discussed in the Reserve Estimates section below.
Lease operating expenses, excluding transportation and processing expense and before severance and ad valorem taxes, were $7.53 per Boe in the fourth quarter 2014, generally in-line with the prior year amounts.
Severance and ad valorem taxes decreased to $2.74 per Boe in the fourth quarter 2014 from $3.40 per Boe in the fourth quarter of 2013, primarily due to higher production in South Texas, which carries a lower severance tax rate than in Louisiana.
General and administrative expenses of $2.02 per Boe during the fourth quarter of 2014 were down from $3.35 per Boe in the same period in 2013, primarily due to lower compensation and accrued benefit costs.
Interest expense increased to $5.97 per Boe in the fourth quarter of 2014 compared to $5.85 per Boe for the same period in 2013.
Fourth Quarter Pricing
In the fourth quarter of 2014, Swift Energy’s average crude oil prices decreased 24% to $71.94 per barrel from the $94.14 per barrel realized in the same period in 2013. For the fourth quarter of 2014, average natural gas prices were $3.58 per thousand cubic feet (“Mcf”), up 8% from the $3.32 per Mcf average price realized a year earlier. Prices for NGLs averaged $22.74 per barrel in the 2014 fourth quarter, a 33% decrease from fourth quarter 2013 NGL prices of $33.93 per barrel.
The Company realized an aggregate average price of $35.45 per Boe during the quarter, a decrease from the $47.26 per Boe average price received in the fourth quarter of 2013 and lower than the $44.98 per Boe average price received in the third quarter of 2014.
Reserve Estimates
Swift Energy’s year-end 2014 estimate of proved reserves was 193.8 MMBoe, 12% lower than 2013 year-end proved reserves of 219.2 MMBoe, primarily due to the sale of a portion of the Company’s Fasken properties. These year-end 2014 proved reserves are 59% natural gas and 34% proved developed.
Terry Swift added, “Based upon the performance of our Fasken wells, we increased our Fasken per well reserve bookings by 20% to 12 Bcf. We began deploying our enhanced drilling and completions technique in Fasken a little over a year ago, and I can proudly say these wells are averaging roughly 3 Bcf of cumulative production in their first year. While it is still early, a lot of these wells are tracking above their 12 Bcf type curve.
“Excluding the impact from the sale of reserves to Saka Energi, 2014 year-end reserve quantities would have increased 3%.”

Swift Energy’s year-end 2014 proved reserves had a PV-10 value of approximately $1.9 billion compared to a PV-10 value of approximately $2.4 billion for the Company’s 2013 year-end proved reserves. The 20% decrease was primarily due to lower realized oil prices, the sale of a portion of the Fasken properties, changes in the product mix and a revision of the Company’s development plan. The revised development plan was in direct response to the current depressed hydrocarbon pricing environment, resulting in a number of previously proved reserves being reclassified into the probable category. Pricing for 2014 reserves and PV-10 calculations utilized $93.64 per barrel for crude oil and $4.32 per thousand cubic feet (“Mcf”) for natural gas, compared to $104.38 per barrel and $3.41 per Mcf at year-end 2013. (See page 7 for a reconciliation of PV-10 value at year-end 2014, a non-GAAP measure, to the GAAP standardized measure of discounted future cash flows).
Operations Update
Swift Energy drilled eight operated development wells in the quarter, which included four wells in the Company’s Fasken area in Webb County and four wells in McMullen County. The company completed six wells in the quarter, all under budget, including four in Webb County and two in McMullen County.
For the year, Swift Energy drilled 36 wells and completed 33 wells.
The table below presents information for the six completed wells in the fourth quarter:

Initial Production Test Rates of South Texas Horizontal Wells
Completed in Fourth Quarter 2014

Well Name	County/Formation Target	Oil (Bbls/d)	Natural Gas Liquids (Bbls/d)	Natural Gas (MMcf/d)	Barrels of Oil Equivalent (Boe/d)	Pressure (psi)	Choke Setting
Fasken 27H	Webb – Eagle Ford	---	---	20.4	3,392	4,855	30/64”
Fasken 28H	Webb – Eagle Ford	---	---	21.1	3,523	3,946	36/64”
Fasken 29H	Webb – Eagle Ford	---	---	20.6	3,437	4,821	30/64”
Fasken 30H	Webb – Eagle Ford	---	---	21.1	3,518	3,820	36/64”
Bracken JV EF 15H	McMullen – Eagle Ford	---	1,679	22.0	5,345	5,158	34/64”
Bracken JV EF 16H	McMullen – Eagle Ford	---	1,581	21.8	5,222	4,957	34/64”

The Company placed 4 wells on production at its Fasken lease in Webb County during the quarter. The Company has now brought 14 consecutive wells online at Fasken that have exceeded 20 MMcf/d of gas in initial production. The company also drilled its longest lateral to date of 7,614 feet in Fasken during the quarter.

The Bracken JV EF 15H and 16H represent the two highest initial rate wells drilled and completed in the company’s recent history and marks the fourth distinct area in South Texas where Swift Energy has demonstrated immediate benefits relating to its precise drilling and engineered completion efforts.

The company was also recently successful in acquiring approximately 12,635 acres of high quality, contiguous Eagle Ford gas acreage at Oro Grande in La Salle County. The lease also contains a one year option to lease an additional contiguous 11,850 acres in McMullen County.

Terry Swift noted, “We believe the addition of the 24,000 acres at Oro Grande complements our existing portfolio of high-graded Eagle Ford opportunities extremely well. We look forward to transferring our enhanced drill and complete techniques to this area in the near future.”

First Quarter and Full Year 2015 Capital Expenditure and Production Guidance
Swift Energy currently plans to balance its 2015 capital expenditures with its operating cash flow, potential line of credit borrowings and proceeds from asset dispositions and/or joint ventures.
The Company is targeting first quarter production levels of 2.92 to 2.97 MMBoe, including 11.1 to 11.2 Bcf of natural gas production, 0.65 to 0.67 MMBbl of crude oil production, and 0.42 to 0.44 MMBbl of natural gas liquids production. This level of production is based on $30-$35 million in capital expenditures for the quarter.
For the full year, the Company is targeting annual production levels of 11.4 to 11.6 MMBoe based on planned full-year capital expenditures of $110 to $125 million, with a focus on drilling activity in the dry gas Fasken area as well as in the AWP gas and condensate areas. A portion of the capital expenditure program is discretionary and can be further deferred if necessary.
Terry Swift commented, “Our goal during this lower commodity pricing cycle remains balance sheet stability and liquidity preservation; thus we designed our budget to be flexible as we continue to monitor the commodity price outlook and macro environment. The majority of our capital in 2015 will be deployed in the Eagle Ford, with a focus on Fasken and our AWP gas and condensate properties, which yield attractive returns at current prices. At today’s low prices, we are fortunate to have over 230 high value drilling locations in our portfolio, and we have identified additional discretionary projects that can be funded in the event commodity prices recover, positioning us to efficiently accelerate our capital program to take advantage of market opportunities as they arise.”
Price Risk Management
Swift Energy has entered into hedging transactions covering approximately 2.8 Bcf of expected first quarter 2015 natural gas production. On an ongoing basis, details of Swift Energy’s complete price risk management activities can be found on the Company’s website (www.swiftenergy.com).
Earnings Conference Call
Swift Energy will conduct a live conference call today, February 26, at 10:00 a.m. EST to discuss fourth quarter 2014 financial results and first quarter 2015 operational and financial expectations. To facilitate the conference call, a PowerPoint presentation will be posted on the Company’s website (www.swiftenergy.com) in the Investor Relations section prior to the beginning of the call. In addition, we will post a new corporate presentation at about the same time.

To participate in this conference call, dial 877-420-2751 five to ten minutes before the scheduled start time and indicate your intention to participate in the Swift Energy conference call with Conference ID # 73572178. A digital replay of the call will also be available two hours after the call’s completion on February 26 until March 12, by dialing 855-859-2056 and using Conference ID # 73572178. Additionally, the conference call will be available over the Internet by accessing the Company’s website at www.swiftenergy.com and by clicking on the event hyperlink. This webcast will be available online and archived at the Company’s website.

About Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements contained herein, other than statements of historical fact, are forward-looking statements, including targets for 2015 production, per well costs and per BOE costs, and estimates of 2015 capital expenditures. These statements are based upon assumptions that are subject to change and to risks, especially the volatility in oil or gas prices, the uncertainty and costs of finding, replacing, developing and acquiring reserves, availability and cost of capital, labor, services, supplies and facility capacity, hurricanes or tropical storms disrupting operations, and, uncertainty and costs of finding, replacing, developing or acquiring reserves, and disruption of operations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.

SWIFT ENERGY COMPANY
RECONCILIATION OF PV-10 VALUE TO STANDARDIZED
MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
December 31, 2014
(Unaudited)
(In Millions)

As of December 31, 2014
PV-10 Value(1)	$1,944
Future Income Taxes (discounted at 10% per year)	(292)
Standardized Measure of Discounted Future Net Cash Flows relating to oil and gas reserves	$ 1,652

(1)	The PV-10 value for year-end 2014 is net of $85.5 million of asset retirement obligation liabilities.

SWIFT ENERGY COMPANY
PROVED RESERVES INFORMATION
December 31, 2014
(Unaudited)

	MMBoe	Natural Gas (Bcf)	Oil (MMBbls)	NGL (MMBbls)
Proved Reserves as of Dec. 31, 2013	219.2	815.1	53.0	30.4
Revisions	(.3)	35.3	(3.0)	(3.2)
Purchases of minerals	--	--	--	--
Sales of minerals	(30.9)	(185.2)	--	--
Extensions/Discoveries	18.2	63.9	3.3	4.3
Production	(12.4)	(42.4)	(3.5)	(1.8)
Proved Reserves as of Dec. 31, 2014	193.8	686.7	49.7	29.7

SWIFT ENERGY COMPANY
SUMMARY FINANCIAL INFORMATION
(Unaudited)
(In Thousands Except Per Share and Price Amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2014	2013	Percent Change	2014	2013	Percent Change
Revenues:
Oil & Gas Sales	$106,350	$143,214	(26)%	$547,790	$585,229	(6)%
Other	4,138	(114)		1,666	(828)
Total Revenue	$110,488	$143,100	(23)%	$549,456	$584,401	(6)%
Net Income	$(298,170)	$(25,388)	NM	$(283,427)	$(2,442)	NM
Basic EPS	$(6.8)	$(0.58)	NM	$(6.47)	$(0.06)	NM
Diluted EPS	$(6.8)	$(0.58)	NM	$(6.47)	$(0.06)	NM
Net Cash Provided By Operating Activities	$54,196	$85,840	(37)%	$306,371	$311,447	(2)%
Cash Flow Before Working Capital Changes(1) (non-GAAP measure)	$44,564	$75,982	(41)%	$283,313	$310,759	(9)%
Weighted Average Shares Outstanding (Basic)	43,876	43,399	1%	43,795	43,331	1%
Weighted Average Shares Outstanding (Diluted)	43,876	43,399	1%	43,795	43,331	1%
EBITDA (non-GAAP measure)	$68,879	$93,765	(27)%	$358,435	$375,478	(5)%
Production (MMBoe)	3.00	3.09	(3)%	12.39	11.75	5%
Realized Price ($/Boe)	$35.45	$47.26	(25)%	$44.22	$50.11	(12)%

(1)
See reconciliation on page 9. Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions.

SWIFT ENERGY COMPANY
RECONCILIATION OF GAAP(a) TO NON-GAAP MEASURES
(Unaudited)
(In Thousands)

	Three Months Ended
	December 31, 2014	December 31, 2013	Percent Change
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities	$54,196	$85,840	(37)%
Increases and Decreases In:
Accounts Receivable	(7,252)	(1,399)
Accounts Payable and Accrued Liabilities	5,794	(19)
Income Taxes Payable	229	16
Accrued Interest	(8,403)	(8,456)
Cash Flow Before Working Capital Changes	$44,564	$75,982	(41)%

INCOME TO EBITDA RECONCILIATIONS:
Net Income	$(298,170)	$(25,388)	NM
Provision for Income Taxes	(164,243)	(12,595)
Interest Expense, Net	17,912	18,085
Depreciation, Depletion & Amortization & ARO (b)	67,984	66,715
Write-Down of Oil and Gas Properties	445,396	46,948
EBITDA	$68,879	$93,765	(27)%

	Twelve Months Ended
	December 31, 2014	December 31, 2013	Percent Change
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities	$306,371	$311,447	(2)%
Increases and Decreases In:
Accounts Receivable	(21,411)	1,894
Accounts Payable and Accrued Liabilities	(1,505)	(2,607)
Income Taxes Payable	(314)	224
Accrued Interest	172	(199)
Cash Flow Before Working Capital Changes	$283,313	$310,759	(9)%

INCOME TO EBITDA RECONCILIATIONS:
Net Income	$(283,427)	$(2,442)	NM
Provision for Income Taxes	(150,043)	2,640
Interest Expense, Net	73,207	69,382
Depreciation, Depletion & Amortization & ARO (b)	273,302	258,950
Write-Down of Oil and Gas Properties	445,396	46,948
EBITDA	$358,435	$375,478	(5)%

(a)	GAAP—Generally Accepted Accounting Principles
(b)	Includes accretion of asset retirement obligation

	Quarter Ended Dec. 31, 2014	Year Ended Dec. 31, 2014
NET INCOME RECONCILIATION:
Net Income (Loss)	$(298,170)	$(283,427)
Non-Cash Ceiling Test Write-Down	445,396	445,396
Income Tax Benefit From Write-Down (1)	(158,089)	(158,089)
Adjusted Net Income Before Write-Down of Oil and Gas Properties	$(10,863)	$3,880

(1)	Income tax benefit from write-down was derived using the fourth quarter 2014 marginal tax-rate.

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
SUMMARY BALANCE SHEET INFORMATION
(Unaudited)
(In Thousands)

	As of December 31, 2014	As of December 31, 2013
Assets:
Current Assets:
Cash and Cash Equivalents	$406	$3,277
Other Current Assets	64,263	89,212
Total Current Assets	64,669	92,489

Oil and Gas Properties	5,891,898	5,671,731
Other Fixed Assets	42,257	42,368
Less-Accumulated DD&A	(3,839,118)	(3,125,282)
Total Properties	2,095,037	2,588,817

Other Assets	13,641	17,199
	$2,173,347	$2,698,505
Liabilities:
Current Liabilities	$148,919	$176,033
Long-Term Debt	1,074,534	1,142,368
Deferred Income Taxes	86,376	241,205
Asset Retirement Obligation	62,122	63,225
Other Long-term Liabilities	7,018	10,324
Stockholders’ Equity	794,378	1,065,350
	$2,173,347	$2,698,505

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
SUMMARY INCOME STATEMENT INFORMATION
(Unaudited)
In Thousands Except Per Boe Amounts

	Three Months Ended		Twelve Months Ended
	December 31, 2014	Per Boe	December 31, 2014	Per Boe
Revenues:
Oil & Gas Sales	$106,350	$35.45	$547,790	$44.22
Other Revenue	4,138		1,666
	110,488	36.83	549,456	44.36
Costs and Expenses:
General and Administrative, net	6,064	2.02	39,629	3.20
Depreciation, Depletion & Amortization	66,518	22.17	267,590	21.60
Accretion of Asset Retirement Obligation (ARO)	1,466	0.49	5,712	0.46
Lease Operating Costs	22,608	7.53	93,214	7.52
Transportation and Processing Expense	4,728	1.58	21,140	1.71
Severance & Other Taxes	8,209	2.74	37,038	2.99
Interest Expense, Net	17,912	5.97	73,207	5.91
Write-down of oil and gas properties	445,396	148.47	445,396	35.96
Total Costs & Expenses	572,901	190.97	982,926	79.35
Income (Loss) Before Income Taxes	(462,413)	(154.14)	(433,470)	(34.99)
Provision (Benefit) for Income Taxes	(164,243)	(54.75)	(150,043)	(12.11)
Net Income	$(298,170)	$(99.39)	$(283,427)	$(22.88)

Additional Information:
Capitalized General & Administrative	$5,403		$26,320
Capitalized Interest Expense	$1,328		$5,024
Deferred Income Tax	$(163,864)		$(150,357)

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)
(In Thousands)

	Twelve Months Ended
	December 31, 2014	December 31, 2013
Cash Flows From Operating Activities:
Net Income	$(283,427)	$(2,442)
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities -
Depreciation, Depletion, and Amortization	267,590	252,769
Write-down of oil and gas properties	445,396	46,948
Accretion of Asset Retirement Obligation (ARO)	5,712	6,181
Deferred Income Taxes	(150,357)	2,647
Stock Based Compensation Expense	7,309	10,099
Other	(8,910)	(5,443)
Change in Assets and Liabilities -
(Increase)/Decrease in Accounts Receivable and Other Current Assets	21,411	(1,894)
Increase/(Decrease) in Accounts Payable and Accrued Liabilities	1,505	2,607
Increase/(Decrease) in Income Taxes Payable	314	(224)
Increase in Accrued Interest	(172)	199
Net Cash Provided by Operating Activities	306,371	311,447

Cash Flows From Investing Activities:
Additions to Property and Equipment	(386,336)	(540,368)
Proceeds from the Sale of Property and Equipment	145,035	6,991
Funds withdrawn from restricted cash account	25,994	---
Funds deposited into restricted account	(25,994)	---
Net Cash Used in Investing Activities	(241,301)	(533,377)

Cash Flows From Financing Activities:
Net Proceeds From Long-Term Debt	---	---
Net Proceeds From Bank Borrowings	(67,700)	225,600
Net Proceeds From Issuance of Common Stock	824	950
Purchase of Treasury Shares	(1,065)	(1,513)
Payments of Debt Issuance Costs	---	---
Net Cash Provided by Financing Activities	(67,941)	225,037
Net Decrease in Cash and Cash Equivalents	(2,871)	3,107

Cash and Cash Equivalents at the Beginning of the Period	3,277	170
Cash and Cash Equivalents at the End of the Period	$406	$3,277

SWIFT ENERGY COMPANY
OPERATIONAL INFORMATION
QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
(Unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2014	September 30, 2014	Percent Change	December 31, 2013	Percent Change
Production :
Oil & Natural Gas Equivalent (MBoe)	3,000	2,994	---	3,092	(3)%
Natural Gas (Bcf)	10.57	9.85	7%	8.73	21%
Crude Oil (MBbl)	820	870	(6)%	1,023	(20)%
NGL (MBbl)	418	482	(13)%	615	(32)%

Average Prices:
Combined Oil & Natural Gas ($/Boe)	$35.45	$44.98	(21)%	$47.26	(25)%
Natural Gas ($/Mcf)	$3.58	$3.55	1%	$3.32	8%
Crude Oil ($/Bbl)	$71.94	$96.12	(25)%	$94.14	(24)%
NGL ($/Bbl)	$22.74	$33.39	(32)%	$33.93	(33)%